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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Meridian Gold Inc. (the "Company") on Form S-8 (relating to the registration of 3,750,000 Company Common Shares for Meridian Gold Inc. 1996 Stock Option Plan) of our report dated January 18, 1996 on the consolidated financial statements of FMC Gold Company and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the three-year period then ended, which report appears in the December 31, 1995 Annual Report on Form 10-K of FMC Gold Company, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                                               /s/ KPMG PEAT MARWICK LLP
Salt Lake City, Utah
September 3, 1996


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